EXHIBIT 99.1


FOR IMMEDIATE RELEASE - MARCH 17, 2003




CONTACT:    RALPH WEEKS

TELEPHONE:  (201) 967-1900 EXT 1352



CONTACT:    FRANK SONNENBERG

TELEPHONE:  (201) 670-7600




                    HUDSON CITY ANNOUNCES THE APPOINTMENT OF

                       WILLIAM G. BARDEL AS A NEW DIRECTOR



         PARAMUS: Hudson City takes great pride in announcing the appointment of William G. Bardel of Lawrenceville, New Jersey, to the Board of Directors of Hudson City Bancorp (NASDAQ: HCBK) its holding company, Hudson City MHC and its principal operating unit, Hudson City Savings Bank.
          Bardel is currently Associate Headmaster and Chief Financial Officer of the Lawrenceville School, one of the premiere preparatory high schools in the country. Previously, he has served as Head, Government Advisory Group of Lehman Brothers, in London, which provided financial market guidance to developing nations in Africa, Asia, Eastern Europe, South America, and the Middle East. A graduate of Yale University, Bardel pursued studies as a Rhodes Scholar at Oxford University and obtained his J.D. at Harvard Law School.
         Ronald E. Hermance, Jr., President and C.E.O. of the Bank and its holding companies said, "As an active member in the New Jersey community and a well respected leader in the field of academia and global financial markets, Mr. Bardel brings a wealth of experience to Hudson City. It gives me great pleasure to welcome him to the Board"
         Both The AMERICAN BANKER and Keefe, Bruyette & Woods (KBW), a nationally recognized authority in the banking and financial services industry, recently ranked Hudson City as the most efficient bank in the nation. Furthermore, KBW listed Hudson City 49th in total assets among the largest banks in the country and ranked them first among the top 50 for stock appreciation with an increase of 43 percent in 2002. In nine out of seventeen categories, Hudson City was named one of the top ten banks when being compared to its peers
- the largest banks and thrifts in the country.

                                 # # #

Hudson City Bancorp Inc. (NASDAQ: HCBK) is the parent of Hudson City Savings Bank, a well-established community banking institution with a long-standing tradition of service excellence. It has 81 full-service branches throughout fourteen New Jersey counties, making it the largest savings bank headquartered in New Jersey with assets in excess of $14 billion. Hudson City Savings' deposits are insured by the Federal Deposit Insurance Corporation.